Exhibit 4.3

Itamar Medical Ltd.

ISRAELI EQUITY INCENTIVE PLAN 2016

As adopted by the Board of Directors on January 21, 2016

1.	Purpose

This Itamar Medical Ltd. 2016 Equity Incentive Plan (the "Plan") is intended to promote the interests of Itamar Medical Ltd. (the “Company”) and its shareholders by providing employees, directors, officers, and advisors of the Company or any Affiliate with appropriate incentives and rewards to encourage them to enter into and continue in the employ of, or service to, the Company or any Affiliate and to acquire a proprietary interest in the long-term success of the Company. The Plan is designed to enable Israeli employees, directors and officers of the Company or any Affiliate to benefit from the provisions of Section 102 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

2.	Definitions

As used in the Plan, the following definitions shall apply to the terms indicated below:

“Administrator”	means (i) the Board of Directors, or (ii) the Committee, to the extent acting in accordance with this Plan or any specific authorization and guidelines provided by the Board of Directors for such purpose and subject to any restriction under applicable law.

“Affiliate”	means any entity (a) with respect to which the Company is an “employing company” within the meaning of Section 102(a) of the Ordinance; and (b) is approved by the Administrator as an Affiliate to which the terms of this Plan apply.

“Approved 102 Grant ”	means a Grant granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant.

“Capital Gain Grant (CGG)”	means an Approved 102 Grant elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

“Cashless Formula ”	means the following formula:

X = A x (B - C)
B
A = the number of vested Options the Participant requests to exercise as written in the Notice of Exercise;
B = the closing price of an Ordinary Share on the Stock Exchange, on the last trading day before the Notice Date (as defined in Section 8.1.6 below), as such closing price is published by the Stock Exchange;
C= the Option Exercise Price.
X= the number of shares to be issued to the participant following the cashless exercise of the Options.

“Cashless Options ”	shall have the meaning set forth in Section 8.3 (i)(y) or (ii) below.

“Cause”	when used in connection with the termination of a Participant's employment or service by the Company or any Affiliate, shall mean (a) the willful and continued failure by the Participant to perform his duties (including the duty of care and the fiduciary duty as set forth in the Companies Law) and obligations to the Company or any Affiliate (other than any such failure resulting from Retirement or Disability, as hereinafter defined or any such failure approved by the Company, subject to applicable law); or (b) the willful engaging by the Participant in misconduct which is injurious to the Company or any Affiliate, provided, however, that in relation to employees or officers of the Company or any Affiliate, in each case the actions or omissions of the Participant are sufficient to deny the Participant severance payment under the Severance Payment Law, 1963.

“Commencement Date”	with respect to the vesting schedule of an Option or an RSU or the earning schedule of a Restricted Share, shall be the Grant Date, unless another date for the commencement of the vesting or earning schedule with respect to such Option, RSU or Restricted Share has been set by the Administrator and written in the Grant Instrument.

“Committee”	shall mean the Compensation Committee of the Company's Board of Directors (as may be re-named by the Board of Directors or any committee that will replace it by law or by resolution of the Board of Directors).

“Companies Law”	shall mean the Israeli Companies Law, 1999 and all regulations promulgated thereunder, as may be amended from time to time.

“Company”	shall mean Itamar Medical Ltd., a company incorporated under the laws of the State of Israel.

“Compensation Policy”	The Compensation Policy, if any, as adopted or amended from time to time by the Company, pursuant to Section 267A of the Companies Law.

“Controlling Shareholder”	shall have the meaning ascribed to such term in Section 102.

“Corporate Transaction”	shall have the meaning set forth in Section 3.2.6 below.

“Disability”	shall mean any physical or mental condition that prevents the Participant from continuing, for a period of six (6) consecutive months or nine (9) months in any twelve months period, to work in his position or in a comparable one in the Company or the employing Affiliate (as the case may be) or prevents the Participant from continuing to provide services to the Company or such Affiliate for the above said period, provided that if the Participant is a party to an employment or similar agreement with the Company or an Affiliate and such agreement contains a definition of “Disability”, the definition contained in such agreement shall replace the above definition with respect to such Participant only. Determination of a Disability shall be made in consultation with a physician selected by the Administrator and shall be finally and conclusively determined by the Administrator at its absolute discretion.

2

“Effective Date”	means January 21, 2016 the date on which the Board of Directors first approved the Plan.

“Employee”	means a person who is employed by the Company or any of its Affiliates, including an individual who is serving as a director or an office holder all as defined in Section 102, who is not a Controlling Shareholder.

“Exercise Date”	shall have the meaning set forth in Section 11 below.

“Exercise Period”	shall have the meaning set forth in Section 8.1.3 and 8.3.3 below, as the case may be. For the purpose of this Plan, the term "Exercise Period" shall be interpreted to include any extensions to the Exercise Period, as detailed in Section 21 below.

“Grant”	means the grant hereunder of any Granted Security, granted to a Participant pursuant to this Plan, whether granted singly, in combination or in tandem (each, individually referred to as a “Grant”).

“Grant Date”	of a Granted Security means the date on which the Board of Directors resolves to grant such Granted Security, unless another future date is specified by the Board of Directors; provided, that, if further approvals are required for the granting of a Granted Security, the Grant Date shall mean the date that the last required approval for the grant of such Granted Security shall have been obtained, unless specified otherwise in the Grant Instrument.

“Grant Instrument”	shall have the meaning set forth in Section 7.2 below.

“Granted Security”	Any Option, Restricted Share, RSU or any other security granted to a Participant pursuant to this Plan, whether granted singly, in combination or in tandem .

“ITA”	means Israel Tax Authority.

“Non- Employee”	means a person who is not an Employee of the Company or its Affiliates.

“Option”	shall mean an option to purchase one or more Ordinary Shares granted pursuant to this Plan.

“Option Exercise Price”	shall have the meaning set forth in Section 8.1.1 below as may be adjusted from time to time in accordance with Sections 3.2 or 8.1.1 below.

3

“Ordinary Income Grant (OI G)”	means an Approved 102 Grant elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

“102 Grant”	means any Grant granted pursuant to Section 102 of the Ordinance.

“3(i) Grant”	means a Grant granted pursuant to Section 3(i) of the Ordinance.

“Ordinary Shares”	shall mean ordinary shares of the Company, par value NIS 0.01 each.

“Participant”	shall mean an Employee or a Non-Employee to whom a Grant is granted pursuant to the Plan, and, upon his death or legal incapacity, his successors, heirs, executors and administrators, as the case may be.

“Plan”	shall mean this Itamar Medical Ltd. 2016 Israeli Equity Incentive Plan, as may be amended from time to time.

"Restricted Share”	means an Ordinary Share issued or transferred to a Participant pursuant to Section 8.2 below, which is subject to restrictions or limitations set forth in this Plan and in the related Grant Instrument.

"RSU"	means a right to receive one Ordinary Share granted to a Participant pursuant to Section 8.3 below, which is subject to restrictions or limitations set forth in this Plan and in the related Grant Instrument.

“Restriction Period”	shall have the meaning set forth in Section 8.2.2 below.

“Retirement”	shall mean the actual termination of a Participant's employment with or service to the Company or the Affiliate employing him as a result of his reaching the earlier of: (a) the legal age for retirement and (b) the age for retirement identified in his employment or service agreement.

“Section 3(i)”	means Section 3(i) of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

“Section 102”	means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

“Section 102 Rules”	means the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003 as now in effect or as hereafter amended.

"Stock Exchange"	shall mean the Tel Aviv Stock Exchange Ltd. provided however that if the Company's shares will be listed on the NASDAQ or the NYSE, than Stock Exchange shall mean NASDAQ or the NYSE, as applicable, unless the Administrator determined, in its sole discretion, otherwise.

“Tax Ordinance” or “Ordinance”	shall mean the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

4

“Trustee”	means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

“Termination Date”	The date which falls twenty (20) years after the Effective Date, or such other date that will be specified in the Grant Instrument.

“Unapproved 102 Grant”	means a Grant granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

Reference to the male person is done for convenience purposes only and also applies to the female person.

3.	Shares Subject to the Plan

3.1.	Canceled.

3.2.	Adjustments. Upon the occurrence of any of the following events, provided that the record date for such event will take place after the Grant Date but prior to the exercise or expiration of the Options or RSUs, a Participant’s rights under any Grant granted hereunder shall be adjusted as hereinafter provided:

3.2.1.	Recapitalization.

In the event the Shares are subdivided or combined into a greater or smaller number of shares of the Company or if, upon a reorganization, recapitalization or the like, the Shares are exchanged for other securities of the Company the Administrator may resolve, in its sole and absolute discretion, on one of the following adjustments or any combination of the two:

(i)	each Participant shall be entitled, upon exercising a vested Option or a vested RSU, subject to the conditions herein stated, to purchase or receive such greater or smaller number of Shares or amount of other securities of the Company as were exchangeable, for the number of Shares of the Company which such Participant would have been entitled to purchase or receive following such subdivision, combination or exchange in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan;

(ii)	With respect to Options and RSUs, appropriate adjustments shall be made in the Exercise Price to reflect such subdivision, combination or exchange.

3.2.2.	Bonus Shares.

In the event the Company distributes bonus shares, each Participant upon exercising such Option or RSU shall be issued by the Company (for the exercise price payable upon such exercise, if any), the Ordinary Shares as to which he is exercising his Option or RSU and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such bonus shares were distributed, on the same terms and conditions as offered to the other shareholders, which he would have received if he had been the holder of the Ordinary Shares as to which he is exercising his Option or RSU at all times between the date of issuance of such Option or RSU on behalf of a Participant in the name of the Trustee and the date of its exercise. In such event, the Exercise Price per Option or RSU (if any) will be reduced by the ratio of the bonus shares distribution (i.e., the number of bonus shares distributed divided by the total number of Ordinary Shares immediately following the said distribution of bonus shares).

5

	Y=	R*X *(MP- EP)/MP
R

Y		The number of shares issued upon the exercise of options or RSUs following the issuance of bonus shares.

X		Number of Options or RSUs.

R		The result of: (i) the total number of Ordinary Shares immediately following the distribution of bonus shares; divided by (ii) the total number of Ordinary Shares immediately prior to the distribution of bonus shares.

MP		The price of an Ordinary Share on the Stock Exchange immediately following the distribution of bonus shares.

EP		Original Exercise Price

For illustration purposes only, in the event the Company granted 100 Options to a Participant at an Exercise Price of NIS 55 per Option, and following that the Company distributed bonus shares at a 1:1 ratio while the price of an Ordinary Share on the Stock Exchange prior to the distribution of the bonus shares was NIS 80 and immediately following such distribution of bonus shares was NIS 40, then upon the cashless exercise of such Options immediately following the distribution of bonus shares, the number of Exercise Shares issued to the Participant would be 62 Ordinary Shares pursuant to the following calculation:

[200 x (40-27.5)/40] = 62.5

The number of Exercise Shares resulting as of the said distribution shall be 62 Ordinary Shares only as no fractional shares will be issued.

3.2.3.	Rights Offering.

Options and RSUs

In the event of a rights offering conducted by the Company, the number of Ordinary Shares issued as a result of the exercise of Options or RSUs shall be adjusted to the benefit component (“markiv hahatava” in Hebrew) in the rights offering as reflected in the ratio between the closing price of an Ordinary Share on the Stock exchange on the last trading prior to the ex-day and the basis price of an Ordinary Share on the Stock exchange ex-rights. Notwithstanding the above, the Exercise Price shall not be reduced in any event to less than the higher of: (i) nominal value of an Ordinary Shares; (ii) minimum exercise price according to the Stock Exchange by laws (if and to the extent that the Stock Exchange by laws indeed imposes such a limitation on such an issuance of Ordinary Shares).

6

Restricted Shares

In the event of a rights offering conducted by the Company to its shareholders, the Trustee will sell on the Rights Trading Day on the Stock Exchange (as such term is defined in the rights offering document) all the rights received for all Restricted Shares that have not vested by the record date determined for such rights offering (including). The consideration received by the Trustee from such sale (the "Consideration") will be allocated among all said unvested Restricted Shares pro rata. Upon release of any Restricted Shares from the Trustee to a Participant in accordance with the terms of this Plan, the Trustee will transfer to the Participant also such portion of the Consideration allocated for such released Restricted Shares. Consideration for Restricted Shares that were returned to the Company pursuant to the terms of this Plan will be transferred to the Company together with such Restricted Shares. For the avoidance of doubt, Participants who were granted Restricted Shares which have vested prior to or on the record date and are held by the trustee may participate in the rights offering as any other shareholder of the Company and may instruct the Trustee to act accordingly.

3.2.4.	Dividend

Options and RSUs

In the event the Company distributes cash dividends, then the Option Exercise Price for each Ordinary Share underlying such Option (whether vested or not as at the relevant record date), not exercised prior to such record date, shall be reduced, as of the record date determining the right to receive such dividend, by the gross dividend amount so distributed per Ordinary Share.

In any event, the Option Exercise Price shall not be reduced to less than the higher of: (i) the par value of an Ordinary Share; (ii) minimum exercise price according to the Stock Exchange by laws (if and to the extent that the Stock Exchange by laws indeed imposes such a limitation on such an issuance of Ordinary Shares).

Restricted Shares

In the event the Company distributes cash dividends, the Trustee will hold such dividend amounts with respect to any Restricted Shares held by the Trustee on the record date for such dividend distribution. Upon release of any Restricted Shares from the Trustee to a Participant in accordance with the terms of this Plan, the Trustee will transfer to the Participant also the dividends accumulated for such Restricted Shares (at a nominal value). In the event Restricted Shares are returned to the Company pursuant to the terms of this Plan, the Trustee will also transfer to the Company the dividend amount accumulated for such Restricted Shares (at a nominal value) together with such Restricted Shares.

RSUs

In the event the Company distributes cash dividends, the number of Ordinary Shares issued as a result of the exercise of RSUs shall be adjusted to the benefit component in the dividend as reflected in the ratio between the closing price of an Ordinary Share on the Stock Exchange on the last trading prior to the ex-day and the basis price of an Ordinary Share on the Stock Exchange ex-dividend.

7

3.2.5.	Liquidation; Winding Up.

Unless otherwise resolved by the Administrator, in the event of the proposed dissolution or liquidation of the Company which is not within the framework of a Corporate Transaction, all outstanding Granted Securities, except for vested Granted Securities that do not require the Participants to exercise them, will terminate immediately prior to the consummation of such proposed action. In such case, the Administrator may, but is not obliged to, declare that any Granted Securities shall terminate as of a date fixed by the Administrator and give each Participant the right to exercise his/her Granted Securities or have it vested, including Granted Securities that would not otherwise vest or be exercisable.

In the event of an effective resolution being proposed for the voluntary winding-up of the Company (herein after in this Section 3.2.5 "Resolution"), which is not within the framework of a Corporate Transaction, the Administrator shall notify the Participant of the said Resolution as soon as practicable, but not less than 14 working days, prior to the effective date of such voluntary liquidation. Any Participant may, subject to the provisions of all applicable laws, by notice in writing to the Company at any time prior to the effective date of such voluntary liquidation, exercise his vested Options or vested RSUs (to the extent not already exercised) either to its full extent or to the extent specified in such Notice of Exercise in accordance with the provisions of Section 8.1.5 or Section 8.3.4 below (as the case may be) and shall accordingly be entitled, in respect of the Ordinary Shares to be issued upon the exercise of his or her vested Option or vested RSUs, to participate in the distribution of the assets of the Company available in liquidation pari passu with the holders of the outstanding Ordinary Shares. Restricted Shares earned at the time the voluntary winding-up resolution is passed, would be automatically treated in the same manner as all other Ordinary Shares of the Company .

3.2.6.	Merger; Consolidation; Reorganization.

In the event of a sale of all of the Company's outstanding share capital, merger, consolidation, reorganization, recapitalization, going private (i.e. the Company's shares are no longer listed for trade on a stock exchange) or similar event or transaction (a “Corporate Transaction”), the Administrator, in its sole and absolute discretion, shall decide upon any of the following: (i) if and how the unvested Granted Securities, as the case may be, shall be canceled, exchanged, assumed, replaced, repurchased, cashed out amended or vested and exercised; (ii) if and how vested Granted Securities (including Granted Securities with respect to which the vesting period has been accelerated) shall be exercised, exchanged, assumed, repurchased, cashed out replaced, amended and/or sold by the Trustee or the Company (as the case may be) on behalf of the Participants; (iii) how Underlying Shares granted under the trust tracks and held by the Trustee on behalf of 102 Participants shall be replaced, exchanged, repurchased cashed out or sold by the Trustee on behalf of these Participant, and (iv) how any treatment of Granted Securities and underlying Shares may be made subject to any payment or escrow arrangement, or any other arrangement determined within the scope of the Merger Transaction in relation to Awards and Underlying Shares of the Company.

8

In the case of assumption or substitution of Granted Securities, appropriate adjustments shall be made so as to reflect such action and all other terms and conditions of the Grant Instrument shall remain unchanged, including but not limited to the vesting schedule. The grant of any substitutes for the Granted Securities to Participants further to a Corporate Transaction, as provided in this section, shall be considered to be in full compliance with the terms of this Plan. The value of the exchanged Granted Securities pursuant to this section shall be determined based on the price of the Company's shares in the Corporate Transaction (such price to be determined by the Administrator in its sole discretion).

For the purposes of this Section, the mechanism for determining the assumption or exchange as aforementioned shall be agreed upon between the Administrator and the successor company.

Without derogating from the above, in the event of a Corporate Transaction the Administrator shall be entitled, at its sole discretion, to require the Participants to exercise all vested Granted Securities within a set time period and sell all of their Shares on the same terms and conditions as applicable to the other shareholders selling their Company’s Shares as part of the Corporate Transaction. Each Participant acknowledges and agrees that the Administrator shall be entitled, subject to any applicable law, to authorize any one of its members to sign share transfer deeds in customary form in respect of the shares held by such Participant and that such share transfer deed shall bind the Participant.

Despite the aforementioned and for the avoidance of any doubt, if and when the method of treatment of Granted Securities within the scope of a Corporate Transaction, as provided above, shall in the sole opinion of the Administrator prevent the consummation of the Corporate Transaction, or materially risk the consummation of the Corporate Transaction, the Administrator may determine different treatment for different Granted Securities held by Participants such that not all Granted Securities will be treated equally within the scope of the Corporate Transaction.

The Participants shall execute any documents required by the Company or any Successor Company or parent of affiliate thereof in order to affect any of the actions determined within the scope of this Section 3.2.6 The failure to execute any such document may cause the expiration and cancellation of any Granted Securities held by such Participant, as determined by the Administrator in its sole and absolute discretion.

If there has been any alteration in the capital structure of the Company as referred to in this Section 3.2, the Company shall, upon receipt of a Notice of Exercise (pursuant to Section 8.1.5 or 8.3.4 below, as applicable) inform the Participant of such alteration and shall inform the Participant of the adjustment to be made.

Without derogating from the above, an appropriate adjustments shall be made in the number and other pertinent elements of any outstanding Restricted Shares or RSUs, with respect to which restrictions have not yet lapsed prior to any such change.

The Administrator shall determine the specific adjustments to be made in accordance with this Section 3 and with the rules and regulations of any stock exchange applicable from time to time to the Company, by reason of their applicability to its shareholders or otherwise. A determination made in accordance with this Section 3 shall be conclusive and binding on the Participants.

9

4.	Granting of Granted Securities

4.1.	The persons eligible for participation in the Plan as Participants shall include any Employees or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Grants and (ii) Non-Employees may only be granted 3(i) Grants.

4.2.	The Company may designate Grants granted to Employees pursuant to Section 102 as Unapproved 102 Grants or Approved 102 Grants.

4.3.	The grant of Approved 102 Grants shall be made under this Plan adopted by the Board of Directors.

4.4.	Approved 102 Grants may either be classified as Capital Gain Grants (“CGGs”) or Ordinary Income Grants (“OIGs”).

4.5.	No Approved 102 Grants may be granted under this Plan to any eligible Employee, unless and until the Company’s election of the type of Approved 102 Grants as CGG or OIG granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning on the first Grant Date of an Approved 102 Grant under this Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Grants (under this Plan or previous plans). The Election shall obligate the Company to grant only the type of Approved 102 Grant it has elected, and shall apply to all Participants who were granted Approved 102 Grants during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Grants and/or 3(i) Grants simultaneously.

4.6.	All Approved 102 Grants must be held in trust by a Trustee, as described in Section 10 below.

For the avoidance of doubt, the designation of Unapproved 102 Grants and Approved 102 Grants shall be subject to the terms and conditions set forth in Section 102.

5.	Administration of the Plan

5.1.	Administrator. The Plan shall be administered by the Administrator.

5.2.	Authority of Administrator. The Administrator has the authority, at its sole discretion, subject to any applicable law and regulations and consistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan including, without limitation, the authority at its discretion to (A) with respect to Options - determine the persons to whom Options are granted, the number of shares covered by each Option, the time or times at which Options are granted, the Commencement Date and the Option Exercise Price, and any other term to be included in the Grant Instrument which is permitted by the Plan; and (B) with respect to Restricted Shares and RSUs - determine the persons to whom Restricted Shares or RSUs are granted, the number of Restricted Shares or RSUs awarded, the Commencement Date, the price (if any) to be paid by the Participant for such Restricted Share or for the exercise of the RSUs (unless specified otherwise in the Grant Instrument, the price will be zero), and any other term to be included in the Grant Instrument which is permitted by the Plan. The Administrator has also the discretion to determine the performance targets of the Company and any of its Affiliates, or any other criteria, if any, which must be met to remove any restriction (including vesting or earning period) on such Grant and any other term, limitation, restriction, and condition of the Options, Restricted Shares or RSUs, which shall be consistent with this Plan. The provisions of Options, Restricted Shares or RSUs need not be the same with respect to each Participant.

10

The Administrator also has the power and authority to determine whether, to what extent, and under what circumstances an Option, an RSU or a Restricted Share may be settled, canceled, exercised, forfeited, exchanged, accelerated, surrendered or returned to the Company; to construe and interpret the Plan and any Grant Instrument and Granted Security; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

5.3.	Interpretation and Construction. The interpretation and construction by the Administrator of any provision of the Plan or of any Grant Instrument or Granted Securities thereunder shall be final and conclusive.

5.4.	Acceleration and Other Amendments. Save and except for the provisions in Section 6 below whereupon the Administrator shall comply with the provisions therein, the Administrator may, at its sole and absolute discretion, accelerate the date on which any Granted Security granted or earned under the Plan becomes exercisable or earned, accelerate any Restriction Period, waive or amend the operation of Plan provisions respecting exercise (or earning) after termination of employment, re-price the Option Exercise Price or the price (if any) payable for Restricted Shares or RSUs, make the Granted Securities subject to the Plan in its form at the time of such waiver or amendment, or otherwise amend any of the terms of any Grant Instrument or Granted Securities, subject to the provisions of the Tax Ordinance, provided, however, that no such waiver or amendment shall adversely affect any Participant's rights under any outstanding Grant Instrument or Granted Security under the Plan without the consent of such Participant.

6.	Acceleration of vesting

The Administrator, in its sole discretion, may decide to add a provision in certain Grant Instruments, according to which under certain circumstances, all or some of the unvested Grant Securities, shall automatically accelerate.

7.	Grants under the Plan; Grant Instrument

7.1.	Eligible Grantees. Granted Securities may be granted to any Employee or Non- Employee of the Company or any Affiliate selected by the Administrator. The grant of a Granted Security to a Participant shall neither entitle such Participant to, nor disqualify him from, receiving any other grants of Granted Securities pursuant to the Plan or participating in any other share option plan or other incentive plan. Any grant of Granted Securities under the Plan shall be in compliance with the requirements under applicable laws and regulations (including any stock exchange rules), including by reason of their applicability to the Company’s shareholders or otherwise.

7.2.	Grant Instrument. Each Granted Security granted under the Plan shall be evidenced by a written instrument signed by the Company and accepted in writing by the Participant which shall be accompanied by a copy of this Plan and shall contain such provisions as the Administrator, at its sole discretion, may deem necessary or desirable (the "Grant Instrument"). By accepting a Granted Security, a Participant thereby agrees that the Granted Security shall be subject to all the terms and provisions of this Plan and the applicable Grant Instrument. Unless otherwise determined by the Administrator, no payment is required to be made by a Participant on acceptance of an Option. Unless otherwise determined by the Administrator in the Grant Instrument, no payment is required to be made by the Participant upon acceptance of Restricted Shares or RSUs. The Grant Instrument shall also state the type of Granted Security granted thereunder (whether an Option, Restricted Share or RSU and whether a CGG, OIG, Unapproved 102 Grant or a 3(i) Grant).

11

8.	Granted Securities

8.1.	Options

8.1.1.	Exercise Price. The Administrator shall determine the exercise price per Ordinary Share and whether or not it will be linked to a certain index or currency ("Option Exercise Price"), subject to applicable law, regulations and guidelines. Unless otherwise provided in the Grant Instrument, the Option Exercise Price shall be paid in NIS.

With respect to Cashless Options, the Option Exercise Price per share set forth in the Grant Instrument (as adjusted from time to time) will not represent the actual amount to be paid by the Participant to the Company for said Cashless Options, but will only be used for the purpose of calculating and determining the number of Ordinary Shares to be issued to the Participant as the result of the exercise of a Cashless Option pursuant to the Cashless Formula.

8.1.2.	Vesting Schedule. The vesting schedule of Options will be determined by the Administrator in its sole discretion and will be detailed in the Grant Instrument.

The vesting schedule shall commence on the Grant Date and, subject to Section 6 above, shall elapse upon satisfaction of the conditions set forth in the Grant Instrument. Such conditions may provide, without limitation, for vesting based on one or more of the followings: (i) length of continuous service, (ii) achievement of specific business targets, (iii) changes in specified indices including but not limited to - changes in the Company's share price, (iv) attainment of specified growth rates or Company’s valuation, and/or (v) other performance targets, as may be determined by the Administrator at its sole discretion including but not limited to – an IPO in a foreign stock exchange and/or a Corporate Transaction.

8.1.3.	Exercise Period. The exercise period during which an Option may be exercised will be determined by the Administrator and will not exceed ten years from the Grant Date or such shorter period set forth in the Grant Instrument, unless shortened pursuant to the terms of this Plan. At the end of an Exercise Period, all Options granted which were not exercised will expire and be cancelled.

8.1.4.	Minimum Exercise. No exercise of Options by a Participant, shall be for an aggregate exercise amount of less than 1,000 options unless such exercise is for all shares of the Company purchasable upon exercise of the Options held by a Participant (or by the Trustee on his behalf) which have vested as of such date. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining unexercised portion of such Option.

12

8.1.5.	Method of Exercise. An Option, or any part thereof, shall be exercised by (i) the Participant’s signing and delivering to the Company at its principal office, to the attention of its CFO or VP Finance (with a copy of such notice to the Trustee, if the Option is held in trust), an exercise notice (“Notice of Exercise”) in such form and substance as may be prescribed by the Administrator from time to time, and (ii) full payment for the Ordinary Shares purchased upon the exercise of an Option. Payment shall be made on the date of delivery of the Notice of Exercise or on a later date, if so determined by the Administrator, by the following means: (x) in cash, by certified check, bank cashier's check or wire transfer, or (y) subject to the approval of the Administrator, by such other method of payment as the Administrator may from time to time authorize.

8.1.6.	Cashless Exercise. Notwithstanding the provisions of Section 8.1.5 above, the Administrator may, at its discretion, resolve that the exercise of vested Options will be done either (x) in cash; or (y) through a cashless exercise procedure, pursuant to which each vested Option will entitle its holder to the right to purchase Ordinary Shares (subject to the adjustments described in Section 3.2 or 8.1.1 above), in accordance with the Cashless Formula (“Cashless Options”). Unless otherwise stated in the Grant Instrument, vested Options may only be exercised through a cashless exercise procedure.

The Participant may exercise vested Cashless Options by signing and delivering to the Company at its principal office, to the attention of its CFO or VP Finance (or to the Trustee, if the Option is held in trust), a Notice of Exercise in such form and substance as may be prescribed by the Administrator and act in accordance with the provisions of Section 29 below.

The Administrator or someone designated by it and/or the Trustee will make all applicable calculations with respect to the Option Exercise Price and determine the amount of Ordinary Shares issued or to be issued upon exercise of the vested Options, all in accordance with the Plan on the date on which the Notice of Exercise has been delivered (as specified in Section 8.1.5 above, and if such date is not a business day, the first business day following such date) ("Notice Date") including the applicable exchange rate in effect on the Notice Date and such calculation will be binding on the Participants.

8.1.7.	Exercise Shares. Except for any applicable provisions of the Tax Ordinance or relevant securities laws or the relevant stock exchange rules or specific provisions of this plan, the Ordinary Shares and any other securities issued to a Participant (or the Trustee on his behalf) upon Option exercise shall be subject to the articles of association of the Company from time to time in force (including, without limitation, provisions relating to voting and dividend) and shall be free and clear of any transfer restrictions (except to the extent applicable pursuant to the Company’s articles of association and/or the relevant Grant Instrument and/or applicable law); pledges, encumbrances or liens; and other third party rights of any kind.

13

8.2	Restricted Shares

8.2.1	Restricted Shares Legend on Shares . Each Participant who is awarded Restricted Shares shall be issued the number of Ordinary Shares specified in the Grant Instrument for such Restricted Shares, and such Ordinary Shares shall be recorded in the Shareholder Registry of the Company. Such Ordinary Shares shall be issued to the Trustee and held for the benefit of the Participant subject to the terms, conditions, and restrictions applicable to such Restricted Shares. The Restricted Shares will be held in custody by the Trustee until the restrictions thereon shall have lapsed. The Participant shall deliver to the Administrator a share power or share powers, irrevocably endorsed to the Trustee, relating to the Restricted Shares. It is expected that as long as Restricted Shares are held by the Trustee, the Trustee shall not exercise the voting rights of the underlying Ordinary Shares unless requested to do so by the Company. In such event, the Trustee shall vote the underlying Ordinary shares proportionally as the Shareholders vote and if the vote of public shareholders is counted separately, proportionally to the public shareholders vote. Notwithstanding the foregoing, the Company reserves the right to request the Participant to exercise his or her voting rights.

8.2.2	Restrictions and Conditions. Restricted Shares shall be subject to the following restrictions and conditions:

(i)	Subject to the other provisions of this Plan and the terms of the Participant's Grant Instrument, during such period as may be determined by the Administrator commencing on the Grant Date (the “Restriction Period"), the Participant shall not be permitted to sell, transfer, pledge or assign Restricted Shares.

(ii)	Except as provided in subparagraph (i) above and subject to the terms of this Plan and the Participant’s Grant Instrument the Restricted Shares shall have the rights of a shareholder of the Company, including the right to vote the Ordinary Shares (endorsed to the Trustee as long as the Restricted Shares are held by the Trustee), and the equity rights attached to the Restricted Shares (subject to the provisions of Section 3.2 above). Ordinary Shares forfeited under the provisions of the Plan shall be promptly returned to the Company by the Trustee. Each Participant, by his or her acceptance of Restricted Shares, shall irrevocably grant to the Company a power of attorney to transfer and return any Ordinary Share so forfeited to the Company and agrees to execute any document requested by the Company in connection with such forfeiture and transfer.

(iii)	The Restriction Period of Restricted Shares shall commence on the Grant Date and, subject to Section 6 above, shall elapse upon satisfaction of the conditions set forth in the Grant Instrument; such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business targets, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other performance targets, as may be determined by the Administrator at its sole discretion.

8.3.	Restricted Share Units (“RSUs”)

8.3.1	Exercise Price. The Administrator shall determine the exercise price per Ordinary Share and whether or not it will be linked to a certain index or currency ("RSU Exercise Price"), subject to applicable law, regulations and guidelines, but unless otherwise determined the RSU Exercise Price shall be zero.

8.3.2	Vesting Schedule. The vesting schedule of RSUs will be determined by the Administrator in its sole discretion.

The vesting schedule shall commence on the Grant Date and, subject to Section 6 above, shall elapse upon satisfaction of the conditions set forth in the Grant Instrument; such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business targets, (iii) increases in specified indices including without limitation - changes in the Company's share price, (iv) attainment of specified growth rates, or (v) other performance targets, as may be determined by the Administrator at its sole discretion including but not limited to – an IPO in a foreign stock exchange and/or a Corporate Transaction.

14

The vesting terms of any RSU will be detailed in the Grant Instrument.

8.3.3	Exercise Period. The exercise period during which an RSU may be exercised will be determined by the Administrator (considering, if applicable, inter alia, the provisions of the Compensation Policy) and will not exceed ten years from the Grant Date or such shorter period set forth in the Grant Instrument, unless shortened pursuant to the terms of this Plan. At the end of an Exercise Period, all RSUs granted which were not exercised will expire and be cancelled.

8.3.4	Method of Exercise. An RSU, or any part thereof, shall be exercised by (i) the Participant’s signing and delivering to the Company at its principal office, to the attention of its Secretary (or to the Trustee, if the RSU is held in trust), an exercise notice (“Notice of Exercise”) in such form and substance as may be prescribed by the Administrator from time to time, and (ii) full payment of the RSU Exercise Price for the Ordinary Shares purchased upon the exercise of an RSU to the extent applicable. Payment shall be made on the date of delivery of the Notice of Exercise or on a later date, if so determined by the Administrator, by the following means: (x) in cash, by certified check, bank cashier's check or wire transfer, or (y) subject to the approval of the Administrator, by such other method of payment as the Administrator may from time to time authorize.

8.3.5	Restriction on Transfer and Sale. The Administrator may determine that the Shares covered by an RSU shall be restricted as to transferability and sale. If so restricted, such Shares shall not be sold, transferred, or disposed of in any manner, and such Shares shall not be pledged or otherwise hypothecated until the restriction expires by its terms. The circumstances under which any such restriction shall expire and any applicable sanction shall be determined by the Administrator.

8.3.6	Shareholder Rights. Unless otherwise specified in a Grant instrument, a Participant shall not be entitled to receive dividends, exercise voting rights, or exercise any other rights of a shareholder with respect to RSUs (except that the RSUs will be subject to the adjustment specified in Section 3.2 above) until the RSUs have vested and the Shares in question have been issued by the Company.

8.4	Notwithstanding any provisions of this Plan, as long as the Company's shares are traded on the Tel Aviv Stock Exchange Ltd., the Participant may not exercise any Option and/or RSU granted under this Plan on the record date (in the Tel Aviv Stock Exchange Ltd.) of any one of the following events: (i) distribution of bonus shares; (ii) rights offering; (iii) distribution of dividend; (iv) consolidation of share capital; (v) split of share capital; (vi) reduction of capital (each of the above will be referred to below as a "Company Event"). In addition, in the event the ex-day (as defined in the Tel Aviv Stock Exchange Ltd. regulations) of a Company Event precedes the record date of such Company Event, the Options and RSUs granted under this Plan may not be exercised on such ex-day.

8.5	Waiver of Grant Rights. At any time prior to the expiration of any Option or RSU, or, the elapsing of the Restriction Period of any Restricted Share as applicable, a Participant may waive all rights attributable to such Granted Security by delivering a written notice to the Company's principal office, to the attention of its CFO or VP Finance. Such notice shall be accompanied by the applicable Grant Instrument, shall specify the number of Ordinary Shares subject to or underlying the Granted Security with respect to which the Participant waives his rights and shall be signed by the Participant. Upon receipt by the Company of the notice of waiver with respect to any Granted Security, such Granted Securities shall expire or returned to the Company (as the case may be) with respect to the number of Ordinary Shares specified therein, and an amended Grant Instrument will be issued with respect to any Granted Security (or portion thereof) covered by the Grant Instrument as to which rights attributable thereto were not waived.

15

8.6	Notices. All notices delivered by a Participant hereunder shall be signed by the Participant. Any notice if sent by the Participant shall be irrevocable and shall not be effective until actually received by the Company.

9.	Termination of Employment or Service

9.1.	Voluntary Termination by Participant. In the event that a Participant's employment with or service to the Company or any Affiliate (as the case may be) is terminated by the Participant voluntarily for any reason other than Retirement, Disability or death: (i) Options or RSUs granted to such Participant, to the extent vested at the time of termination of employment or service, shall be exercisable for a period of 90 days following either termination or the date upon which the Participant may freely sell Ordinary Shares acquired upon Option or RSU exercise, the later date of the two; (ii) Restricted Shares granted to such Participant, to the extent earned at the time of termination of employment or service, shall be owned by the Participant following termination; and (iii) Granted Securities granted to such Participant, to the extent that they were not vested or earned at the time of termination of employment or service, shall expire at the time of termination (in the case of Options and RSUs) or returned to the Company (in the case of Restricted Shares).

9.2.	Termination by the Company or an Affiliate Other Than For Cause. In the event that a Participant's employment with or service to the Company or any Affiliate (as the case may be) is terminated by the Company or such Affiliate for any reason other than for Cause: (i) Granted Securities granted to such Participant, to the extent vested or earned at the time of termination of employment or service, shall be exercisable for a period of 90 days following termination, and (ii) Granted Securities granted to such Participant, to the extent that they were not vested or earned at the time of termination of employment or service, shall expire at such time (in the case of Options and RSUs) or returned to the Company (in the case of Restricted Shares).

9.3.	Termination By Reason of Retirement, Death or Disability. In the event that a Participant's employment with or service to the Company or any Affiliate (as the case may be) terminates by reason of the Retirement, Disability or death of the Participant: (i) Granted Securities granted to such Participant, to the extent vested or earned at the time of termination of employment or service, shall be exercisable during the remainder of their exercise period (in the case of Options or RSUs) or be owned by Participant at the time of termination of employment (in the case of Restricted Shares), and (ii) Granted Securities granted to such Participant, to the extent that they were not vested or earned at the time of termination of employment or service, shall expire at such time (in the case of Options and RSUs) or returned to the Company (in the case of Restricted Shares); provided, however, that in case of death or disability a pro rata portion of the Granted Securities that would have become vested or earned during the period of time until the next anniversary of the Commencement Date (but for such termination of employment or service) shall become vested or earned on the date of such termination of employment or service and shall be exercisable during the remainder of their Exercise Period (in the case of Options and RSUs) or owned by the Participant on the date of such (in the case of Restricted Shares). Such pro rata portion shall be determined by multiplying the number of unvested or unearned Granted Securities scheduled to vest during the period of time until the next anniversary of the Commencement Date by a fraction, the numerator of which is the number of full and partial months which the Participant has been employed with or gave services to the Company or any Affiliate since the most recent anniversary of the Commencement Date (or, if less than one year has elapsed since the Commencement Date, since the Commencement Date) and the denominator of which is twelve, rounded down to the nearest whole number.

16

9.4.	Termination for Cause. In the event a Participant's employment with or service to the Company or any Affiliate (as the case may be) is terminated for Cause, all outstanding Options and RSUs granted to such Participant (i.e., whether vested or not) shall expire upon the termination of employment or service and all Restricted Shares (i.e., whether earned or not) (unless any of the above was released from the Trustee to the Participant) shall be returned to the Company. A Participant shall be entitled to challenge the Administrator’s determination that a termination is for Cause, in which case, the final determination shall be made by a court of competent jurisdiction and until that time, all Granted Securities will remain with the Trustee.

9.5.	Expiration of Term. Notwithstanding anything to the contrary in this Section 9, no Option or RSU shall be exercisable after the expiration of its Exercise Period.

9.6.	Continuation of Employment or Service. Notwithstanding anything to the contrary in this Plan, for the purpose of this Plan, employment by or service to the Company and any Affiliate shall be deemed continuous employment or service, and the move of a Participant as an employee or service provider between the Company and any Affiliate (or among the Affiliates) shall not be deemed termination of employment or service under this Plan.

10.	Trust Arrangement

10.1.	Notwithstanding anything to the contrary in this Plan, Approved 102 Grants which shall be granted under this Plan and any Ordinary Shares allocated or issued upon exercise or earning of such Approved 102 Grants and other rights, including without limitation underlying securities of a rights offering, bonus shares and dividends, shall be allocated or issued to the Trustee and held for the benefit of the Participants for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”).

10.2.	With respect to any Approved 102 Grant, subject to Section 102 and the Rules, Participants shall not be able to receive from the Trustee, nor shall they be able to sell or dispose of Ordinary Shares or any rights, including bonus shares, before the end of the applicable Holding Period. If a Participant sells or removes the Shares from the Trustee before the end of the applicable Holding Period (“Breach”), the Participant shall pay all applicable taxes imposed on such Breach by Section 7 of the 102 Rules.

10.3.	Until all taxes have been paid in accordance with Section 7 of the 102 Rules, Granted Securities and Ordinary Shares may neither be transferred to the Participant, nor be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given by the Participant. Notwithstanding the foregoing, the Granted Securities and Ordinary Shares may be validly transferred in a transfer made by will or laws of descent, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Participant were he or she to have survived.
17

10.4.	Upon receipt of Approved 102 Grant, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Plan, or any Approved 102 Grant or Ordinary Share granted to him thereunder.

11.	Rights as a Shareholder

No Participant shall have any rights as a shareholder with respect to any Ordinary Shares or other securities of the Company covered by or relating to any Option or RSU, whether or not exercisable, until the due issuance of such shares by the Company. Ordinary Shares to be issued under the Plan will be subject to all provisions of the Articles of Association of the Company for the time being in force and, with respect to Restricted Shares, also subject to the terms and conditions of this Plan and the Grant Instrument, and will rank pari passu in all respects with the then outstanding Ordinary Shares on the date in which the Option or the RSU is duly exercised ("Exercise Date") (with respect to Options and RSUs) or the date of issuance of Restricted Shares (with respect to Restricted Shares) and accordingly will entitle the holders thereof to participate in all dividends or other distributions paid or made on or after the Exercise Date (or, subject to earning of the underlying Restricted Shares, the issuance date thereof) other than any dividend or other distribution previously declared or recommended or resolved to be paid if the record date therefor shall be before the Exercise Date (or issuance date, as the case may be). An Ordinary Share issued upon the exercise of an Option or an RSU shall not carry voting rights until the Participant has been duly entered in the register of shareholders of the Company as the holder thereof. Notwithstanding the foregoing, a Participant awarded Restricted Shares shall (i) endorse the voting rights of the underlying Ordinary Shares to the Trustee, as set in Section 8.2.1 above; and (ii) receive dividends or any other awards, with respect to such shares (which shall be held in trust by the Trustee as long as the respective underlying Restricted Shares are held by the Trustee and subject to release of the underlying shares to the Participant).

12.	No Special Employment or Service Rights; No Right to Granted Securities

Nothing contained in this Plan or any Grant Instrument shall confer upon any Participant any right with respect to the continuation of employment by or service to the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate, subject to the terms of any separate employment or service agreement, at any time to terminate such employment or service, or to increase or decrease the compensation of or payment to the Participant. The Plan shall not form part of any contract of employment. No person shall have any claim or right to receive any shares hereunder except in accordance with the express terms of this Plan and a Grant Instrument issued to such person.

13.	Tax Matters

13.1.	This Plan shall be governed by, and shall be conformed with and interpreted so as to comply with, the requirements of Section 3(i) or Section 102 of the Tax Ordinance (as the case may be) and any regulations, rules, orders, or procedures promulgated thereunder.

13.2.	Any tax consequences arising from the grant or exercise of any Grant, from the payment for Ordinary Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee – if applicable - or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

18

13.3.	The Company and/or, when applicable, the Trustee shall not be required to release any shares to a Participant until all required payments have been fully made.

13.4.	With respect to Unapproved 102 Grants, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

14.	Withholding Taxes

Whenever cash is to be paid pursuant to a Grant, the Company shall have the right to deduct from such payment an amount sufficient to satisfy any applicable withholding tax requirements related thereto. Whenever Ordinary Shares or any other non-cash assets are to be delivered pursuant to a Grant, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any applicable withholding tax requirements related thereto or to provide it with any other security or guarantee acceptable to the Company, and if such amount of cash is not timely remitted, to withhold such Ordinary Shares or any other non-cash assets pending payment by the Participant of such amounts.

15.	Transfers upon Death; Non-Assignability; Market Stand -Off; Non-Public Information

15.1.	Death. No transfer of a Granted Security by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with: (a) written notice thereof and with a copy of the relevant section of the will relating to the bequest of the Granted Security, certified by a notaryand/or such other evidence as the Administrator may deem necessary to establish the validity of the transfer; and (b) a written consent by the transferee to pay the Option or RSU Exercise Price upon exercise of the Option or the RSU, if any, and otherwiseabide by the terms set forth in this Plan and in the relevant Grant Instrument.

15.2.	Non-Assignability.

15.2.1.	Notwithstanding any other provision of the Plan, no Granted Security or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Participant each and all of such Participant's rights to purchase Ordinary Shares hereunder shall be exercisable or taken only by the Participant. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void and shall entitle the Company to cancel any Granted Security granted to such Participant to the extent not already exercised or earned (as the case may be).

15.2.2.	As long as Options, RSUs or Ordinary Shares purchased pursuant thereto or Restricted Shares are held by the Trustee on behalf of the Participant, all rights of the Participant over the shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

19

15.3.	Market Stand-Off; Non-Public Information.

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under any applicable law in any jurisdiction, the Participant shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any Granted Securities or other contract for the purchase of, purchase any or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Ordinary Shares acquired under this Plan without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Granted Securities and/or Ordinary Shares acquired under this Plan shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Ordinary Shares acquired under this Plan until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Subsection. Furthermore, the Participant’s right to sell Ordinary Shares is subject to Applicable Laws, including in connection with limitation relating to the use of non-public information, if and when applicable.

16.	Expenses and Receipts

The expenses incurred in connection with the administration and implementation of the Plan (excluding any taxes and other liabilities to which the Participant is subject as a result of his or her participation in the Plan) shall be paid by the Company. Any proceeds received by the Company in connection with the exercise or earning of any Granted Security may be used for general corporate purposes.

17.	Term and Termination

17.1.	Term of Plan. Granted Securities may be granted at any time after: (i) the Effective Date (ii) (for CGG or OIG Options) the Trustee has been approved by the Israeli Income Tax Authorities pursuant to the requirements of the Tax Ordinance, and (iii) any other approvals or consents required by law have been received, until the Termination Date after which period no further Granted Securities may be issued but the provisions of the Plan shall remain in full force and effect to the extent necessary to give effect to the exercise of any Option or RSU granted or exercised prior thereto, to the earning of any Restricted Share granted prior thereto or otherwise as may be required in accordance with the provisions of the Plan. Can’twe do “granted subject to .

17.2.	The Administrator may, at any time and from time to time, terminate the Plan in any respect, subject to anyapplicable approvals or consents that may be otherwise required by law, regulation or agreement, including by reason of their applicability to its shareholders or otherwise, and provided that no termination of the Plan shall adversely affect the terms of any Granted Security which has already been granted. Upon such termination, no further Granted Securities will be offered under the Plan, but in all other respects the provisions of the Plan shall remain in force to the extent necessary to give effect to the exercise or earnings of any Granted Security (to the extent not already exercised or earned) granted prior thereto or otherwise as may be required in accordance with provisions of the Plan and Granted Securities (to the extent not already exercised or earned) granted prior to such termination shall continue to be valid and exercisable or earnable in accordance with the Plan.

20

18.	Amendment of the Plan

18.1.	Subject to other sections of the Plan, applicable law and the rules and regulations of any stock exchange applicable from time to time to the Company, by reason of their applicability to its shareholders or otherwise, the Administrator may resolve to: (i) alter or amend the Plan in any respect; (ii) alter or amend the terms of any outstanding Grant Instrument, provided, however, that no such alteration or amendment shall adversely affect any Participant's rights under any outstanding Grant Instrument without the consent of such Participant.

18.2.	The terms of the Plan and/or any Granted Security amended pursuant to this Section 18 must comply with the applicable rules and/or regulations of any stock exchange applicable from time to time to the Company, by reason of their applicability to its shareholders or otherwise.

19.	Failure to Comply

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the applicable Grant Instrument shall be grounds for the cancellation and forfeiture of such Option or RSUs or the return to the Company of such unearned Restricted Share, in whole or in part, as the Administrator, at its absolute discretion, may determine, provided however, that such failure is not remedied by such Participant within ten days after notice by the Company of such failure.

20.	Required Approvals and Restrictions under the Company's Licenses

The Plan is subject to the receipt, and the terms, of all approvals and permits required under any applicable law or by regulatory authorities having jurisdiction over the Plan the Granted Securities, or the Ordinary Shares issued upon exercise of Options or RSUs or as Restricted Shares.

Notwithstanding anything to the contrary in this Plan, if any of the approvals or permits required for the Grant of the Granted Securities or for their exercise or receipt, will not be obtained for any reason, the Participant will not be entitled to exercise or receive said Granted Securities. In addition, the Company (including its office holders, controlling shareholders or related third parties on their behalf) will not be liable towards the Participant and the Participant will not have any claim or allegation for not obtaining said approvals and permits.

21.	Extension of Exercise Period

In the event the Exercise Period will end during a period which was determined by the Company as a lock up period (including but not limited to: (i) because of the existence or potential existence of inside information; (ii) because of a lock up in connection with a public offering in a Stock Exchange) (the "Blackout Period"), then subject to the satisfaction of all other terms of this Plan, the Exercise Period shall be automatically extended, without the need to receive additional decisions of the Committee or the Board of Directors, by such number of days as of the beginning of the Blackout Period and until the earlier of: (i) the date that the Blackout Period ended; (ii) end of the exercise period of the Granted Securities.

22.	Applicable Law

The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and construed and administered in accordance with the laws of the State of Israel.

21

23.	No Rights against the Company or an Affiliate

This Plan shall not confer on any person any legal or equitable rights (other than those constituting the Granted Securities themselves) against the Company or any Affiliate directly or indirectly or give rise to any cause of action at law or in equity against the Company or any Affiliate.

24.	Treatment of Participants

There is no obligation for uniformity of treatment of Participants.

25.	Cancelled

26.	No Fractional Shares

Notwithstanding any provision of this Plan, no fractional shares shall be issued or delivered upon exercise of an Option or an RSU or granted as a Restricted Share and the number of Ordinary Shares granted or issued under this Plan to any Participant shall be rounded down to the nearest whole number.

27.	Cancelled

28.	Integrationof Section 102 and Tax Assessing Officer’s Permit

28.1.	With regards to Approved 102 Grants, the provisions of the Plan and/or the Grant Instrument shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Grant Instrument.

28.2.	Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Grant Instrument, shall be considered binding upon the Company and the Participants.

29.	Issuance of Ordinary Shares for no Consideration

To the extent the Company is required to issue Ordinary Shares under this Plan (whether as a direct issuance or as a result of exercise of Options or RSUs) for no consideration, the Company at its sole and absolution discretion (by way of a resolution of the Administrator) may obligate the Participant to pay the higher of: (i) the nominal par value of the Ordinary Shares issued; (ii) minimum price according to the Stock Exchange by laws (if and to the extent that the Stock Exchange by laws indeed imposes such a limitation on such an issuance of Ordinary Shares); and in such event the Ordinary Shares will not be issued (and the Options and RSUs will not be exercised) prior to the payment of such nominal par value.

30.	Confidentiality

The Participant shall not divulge the details of the Plan and/or his holdings to any person except with the prior written permission of the Company, unless so required to do under any statutes or regulations applicable to such Participant.

31.	Restrictions on Sale

Unless stated otherwise in the Grant Instrument, all shares resulting from the exercise of Options and RSUs together with the Restricted Shares (collectively "Exercise Shares") shall be subject to the following restrictions on sale on the Stock Exchange:

22

31.1.	All Exercise Shares shall remain held by the Trustee (and will not be released to theParticipant) until they are sold (on or off the Stock Exchange) by the Trustee in accordance with the instructions of the participant.

31.2.	The total number of Exercise Shares sold (or otherwise disposed) for the account of the Participants, collectively, on the Stock Exchange in any given Trading Day, shall not exceed the average daily reported volume of trading in the Company's shares on the Stock Exchange during the 30 Trading Days preceding the date of execution of the sale (the "Maximum Amount").

31.3.	If and to the extent that the Trustee shall receive requests from Participants to sell Exercise Shares, on a certain day, in a total amount that exceeds the Maximum Amount, then the Trustee shall only sell the Maximum Amount of Exercise Shares where each Participant's sale request will be partially executed (pro rata to the number of Exercise Shares that the Participant requested to sell out of the total amount of Exercise Shares that all the Participants requested to sell on that day).

31.4.	For the purposes of this Section, all calculations will be done by the Company and the Trustee. Calculation will be final, and the Participants shall have no claims or demands against the Company and/or the Trustee or anyone on their behalf.

The Administrator may resolve, in its sole discretion, to amend or update the above restrictions from time to time and to apply such revised restriction to both future grants and to existing Granted Securities.

32.	Currency exchange

Unless otherwise stated in the Grant Instrument, if there will be a need to convert a certain amount (exercise price and/or share price, etc.) from Shekel to Dollar or vice versa, then the conversion will be carried out according to the last exchange rate published by the Bank of Israel prior to the relevant date or according to the average of such exchange rates during a longer period, as determined by the Administrator.

33.	Disputes

The Board of Directors of the Company ("Board") shall have full and exclusive authority to rule in any dispute with the Participants (or any one on his behalf) in connection with and/or arising from the allocation of the Granted Securities.

All the rulings of the Board will be final and binding to both Company and the Participant, and the Participant shall have no claims or demands against the Company/Trustee or anyone on their behalf.

34.	No Obligation to Notify.

The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising the Granted Securities. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of Granted Securities or a possible period in which the Granted Securities may not be exercised. The Company has no duty or obligation to minimize the tax consequences of Granted Securities to the holder of such Shares Award

*        *

23